Exhibit 10.16

24th November 2011

Philip Emery

EVP and Chief Financial Officer

Langley, England UK

Dear Philip,

This letter confirms the changes to the terms and conditions of your employment with Travelport International Limited (the “Company”), as set forth below, which take effect 1st January 2012, except as otherwise indicated.

Base Salary:	Your basic salary, as set forth in Clause 5.1 of your 1st October 2009 Contract of Employment with the Company (“Contract”), will increase to £350,000 gross per annum. As discussed with you, the foregoing increase in your basic annual salary is in lieu of the Company’s March 2012 annual review of your basic annual salary as set forth in clause 5.2 of your Contract.

Travelport Bonus Plan:	You are eligible to earn 100% of your basic annual salary at target with the potential to earn up to 200% of your target bonus (i.e. 200% of your basic annual salary) at the discretion of the Board. Your bonus will be based on the enterprise performance targets as set by the Board. These may vary from year to year. Bonus payment is at the discretion of the Company and subject to the approval of the Board.

Pension:	Group Personal Pension Plan. The Company contributions are capped at the lesser of (a) 15% of your then-current annual base salary or (b) the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax (i.e. £50,000 per annum for the 2011-2012 tax year), to be contributed monthly by the Company. You are not required to contribute in order to receive these Company contributions, but in the event that the Company’s contributions are less than the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax (i.e. £50,000 per annum for the 2011-2012 tax year), you can contribute the difference between the Company’s contributions and the maximum amount of the annual allowance permitted by HM Revenue & Customs without additional tax. For the 2011-2012 tax year, since your base salary will be increasing during the tax year, the Company will continue to make contributions of 15% of your current base salary on a monthly basis, up to the maximum of £50,000 for the 2011-2012 tax year (including all employer and employee contributions made during the year) ).

Cash Allowance:

Effective at the beginning of the 2012-2013 tax year, you will receive a per annum cash allowance in an amount equal to (a) 15% of your then-current annual base salary minus (b) the Company’s pension contribution under this letter. This amount, less all required deductions and withholdings, will be paid monthly. For the 2011-2012 tax year, however, the Company shall make a one-time cash payment for the amount by which the Company’s 15% contribution would exceed the £50,000 cap (including all employer and employee contributions made during the year, and assuming no employee contributions for January – March 2012). Effective 6th April 2012 and for the remainder of the 2012-2013 tax year, assuming the maximum amount of the annual pension allowance permitted by HM Revenue & Customs without additional tax remains at £50,000 per annum, based on your annual base salary of £350,000, this annual cash allowance will be £2,500 ((£350,000 x 15%) - £50,000). For the avoidance of doubt, this cash allowance is not part of your annual base salary and therefore shall not be used as the basis for calculating bonus (including without limitation under the clause above entitled Travelport Bonus Plan), any termination payment (including without limitation under Clauses 16.6 and 16.7.1 of the Contract), pension (including under the clause above entitled Pension) or any other entitlements.

This letter replaces the 28 March 2011 letter agreement between you and the Company, which is null and void upon your execution of this letter. All other terms and conditions of your employment remain unchanged. Please sign below and return this letter to Lee Golding in Human Resources in order to take advantage of these benefits.

Yours sincerely

/s/ Gordon Wilson

Gordon Wilson

President and CEO Travelport

Director, Travelport International Limited

I, Philip Emery, confirm that I understand and accept the terms contained within this letter.

Signature	/s/ Philip Emery

Date	24 NOV 2011